Exhibit 18.1
August 6, 2015

Board of Directors of Annaly Capital Management, Inc.
1211 Avenue of Americas
NY, NY 10036

Ladies and Gentlemen:

Note 3 of Notes to the consolidated financial statements of Annaly Capital Management, Inc. (“the Company”) included in its Form 10-Q for the quarter ended June 30, 2015 describes a change in the method of accounting for realized gains or losses on investment securities from the average cost method to the specific identification method. There are no authoritative criteria for determining a ‘preferable’ investment cost relief method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2014, and therefore we do not express any opinion on any financial statements of Annaly Capital Management, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

New York, New York